Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ADVANCED PLASMA THERAPIES, INC.

Advanced Plasma Therapies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Advanced Plasma Therapies, Inc.” The Corporation was originally incorporated under the name “Plasma Jet Technologies, Inc.” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 14, 2010 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 141(f), 228(a), 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate restates, integrates and further amends the provisions of the Original Certificate.

4. Capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Advanced Plasma Therapies, Inc. (the “Corporation”)

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Harvard Business Services, Inc., 16192 Coastal Highway, Lewes DE 19958, Sussex County, and the name of the Corporation’s registered agent at such address is Harvard Business Services, Inc.

ARTICLE IV
CAPITAL STOCK

4.1 The Corporation shall have the authority to issue a total of Four Million (4,000,000) shares of capital stock, consisting of Two Million (2,000,000) shares of $0.01 par value common stock (the “Common Stock”), One Million (1,000,000) shares of $0.01 par value special voting common stock (the “Special Voting Common Stock”), and One Million (1,000,000) shares of $0.01 par value preferred stock (the “Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

4.2 A statement of the powers, preferences and rights, and qualifications, limitations or restrictions thereof, of the capital stock of the Corporation is as follows:

(a) Common Stock and Special Voting Common Stock

(i) Generally. Except as otherwise expressly provided herein or required by applicable law, shares of Common Stock and Special Voting Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(A)	Dividends. Shares of Common Stock and Special Voting Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to the declaration and payment or distribution of any dividend paid or distributed by the Corporation; provided, however, that in the event a dividend is paid in the form of Common Stock or Special Voting Common Stock, then holders of Common Stock shall receive Common Stock, and holders of Special Voting Common Stock shall receive Special Voting Common Stock, with holders of Common Stock and Special Voting Common Stock receiving an identical number of shares of Common Stock or Special Voting Common Stock.

(B)	Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, shares of Common Stock and Special Voting Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to the distribution by the Corporation of all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(C)	No Right of Redemption. Shares of Common Stock and Special Voting Common Stock are not redeemable at the option of the holder or the Corporation.

(D)	No Preemptive Rights. Shares of Common Stock and Special Voting Common Stock shall not carry preemptive rights.

(E)	Subdivision, Combination or Reclassification. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Common Stock or Special Voting Common Stock, the outstanding shares of the other such class shall be proportionately subdivided, combined or reclassified concurrently therewith in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Common Stock and Special Voting Common Stock on the record date for such subdivision, combination or reclassification.

(F)	Equal Treatment in a Merger or Consolidation. In connection with any merger or consolidation, shares of Common Stock and Special Voting Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation.

(ii)	Common Stock Voting Rights.

(A)	Subject to the provisions of Section 4.2(a)(ii)(B) hereof: (I) each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation, and (II) the holders of Common Stock and the holders of Special Voting Common Stock shall at all times vote on all matters (including the election of directors of the Corporation) together as one class except as otherwise required by the DGCL.

(B)	Special Voting Common Stock Voting Rights.

(I)	Voting Limitation. Holders of all outstanding shares Special Voting Common Stock shall be entitled to, in the aggregate, a total number of votes for all such outstanding shares of Special Voting Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation equal to the lesser of (such lesser amount, the “Special Voting Power”): (a) the aggregate number of outstanding shares of Special Voting Common Stock, and (b) 19.5% of the total number of votes attaching to all outstanding equity securities of the Company (including Common Stock, Special Voting Common Stock and any voting Preferred Stock) which have the right to vote or consent on matters submitted to a vote or for the consent of the stockholders of the Corporation (the “Total Voting Rights”). All voting rights under the Special Voting Power shall be divided proportionately among the outstanding shares of Special Voting Common Stock (including, if applicable, on a fractional basis). The balance of the Total Voting Rights after taking into account any applicability of the Special Voting Power shall be divided proportionately among the outstanding equity securities (including Common Stock and voting Preferred Stock but excluding Special Voting Common Stock) including, if applicable, on a fractional basis.

(II)	Termination of Special Voting Power.

1.	The holders of a majority of the then outstanding Special Voting Common Stock, acting as a separate class, may, at any time and upon written notice to the Corporation, elect to irrevocably terminate the Special Voting Power associated with the Special Voting Common Stock, which action shall be binding upon all holders of Special Voting Common Stock. Upon the Corporation’s receipt of any such notice, each share of Special Voting Common Stock issued and outstanding or held by the Corporation in treasury shall automatically and without any further action required by the Corporation or the holders of the Special Voting Common Stock, convert into and be thereafter treated as one outstanding, fully paid and nonassessable share (or treasury share, as the case may be) of Common Stock. From and after such time, any certificate previously representing shares of Special Voting Common Stock shall represent an equal number of shares of Common Stock into which such shares of Special Voting Common Stock were converted.

2.	The Special Voting Power shall further be subject to automatic termination without any further action required by the Corporation or the holders of the Special Voting Common Stock upon the consummation of any IPO (as defined below) if, following such IPO, the holders of Special Voting Common Stock would hold less than 19.50% of the aggregate total number of outstanding shares of Common Stock, Special Voting Common Stock or any other equity securities of the Company (including Preferred Stock) which have the right to vote or consent on matters submitted to a vote or for the consent of the stockholders of the Corporation. Upon the consummation of any such IPO, each share of Special Voting Common Stock issued and outstanding or held by the Corporation in treasury shall automatically and without any further action required by the Corporation or the holders of the Special Voting Common Stock, convert into and be thereafter treated as one outstanding, fully paid and nonassessable share (or treasury share, as the case may be) of Common Stock. From and after such time, any certificate previously representing shares of Special Voting Common Stock shall represent an equal number of shares of Common Stock into which such shares of Special Voting Common Stock were converted. As used herein, the term “IPO” means the consummation of any of the following: (i) an initial placing of the Corporation’s (or its controlling affiliate’s) common equity on the Main Market of the London Stock Exchange or the Alternative Investment Market of the London Stock Exchange; (ii) a registered initial public offering of the Common Stock on the New York Stock Exchange, NYSE MKT or any level of the NASDAQ Stock Market or any successor principal securities market in the United States; (iii) a merger of the Corporation with or into another entity (or a subsidiary thereof) with its common equity (A) registered under Section 12 of the Securities Exchange Act of 1934, as amended and (B) eligible for trading on the Over The Counter Bulletin Board or OTCQB Market; or (iv) the effectiveness of a registration by the Corporation under the Securities Act of 1933, as amended, of its Common Stock for resale by selling stockholders of the Corporation, following which the Common Stock is (A) registered under Section 12 of the Securities Exchange Act of 1934, as amended and (B) eligible for trading on the Over The Counter Bulletin Board or OTCQB Market.

3.	The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Special Voting Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Special Voting Common Stock.

4.	If any shares of Special Voting Common Stock shall be converted pursuant to this Section 4.2(a)(ii)(B)(II), such shares shall automatically be retired and returned to the authorized but unissued shares of Special Voting Common Stock.

(b) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is expressly authorized, by resolution adopted and filed in accordance with law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to such series, to fix the number of shares in each series, the designation thereof, the powers (including voting powers, full or limited, if any), the preferences and relative, participating, optional or other special rights thereof, and the qualifications, limitations or restrictions thereon, of each series and the variations in such voting powers (if any) and preferences and rights as between series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE V
BOARD OF DIRECTORS

The number of directors of the Corporation from time to time shall be as fixed by, or in the manner provided in, the bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”).

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VII
MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE VIII
LIMITED LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL shall be amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omission occurring prior to, such repeal or modification.

ARTICLE IX
DURATION

The Corporation shall have perpetual existence.

ARTICLE X
INDEMNIFICATION

10.1 The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter by amended, a person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal ,administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the Corporation (for the purposes of this Article X, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended) or, while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (a) such indemnification is expressly required to be made by law, (b) the proceeding was authorized by the Board, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (d) such indemnification is required to be made under this Article X.

10.2 The Corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law.

10.3 The Corporation may advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer of the Corporation, or, while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Article X or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to this Article X, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director or executive officer of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (a) by the Board by a majority vote of directors who were not parties to the proceeding, even though less than a quorum or (b) if there are no such directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

10.4 Any amendment, repeal or modification of this Article X shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XI
RESERVATION OF RIGHTS

The Corporation reserves the right at any time or from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by the DGCL, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other person herein are granted subject to this reservation above, provided that the rights of the Special Voting Common Stock may not be amended, altered, changed or repealed without the approval of the holders of a majority of the outstanding shares of the Special Voting Common Stock.

IN WITNESS WHEREOF, Advanced Plasma Therapies, Inc. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by its Executive Chairman and Chief Financial Officer this 18th day of September, 2014.

ADVANCED PLASMA THERAPIES, INC.

By:	/s/ Michael Preston
	Name:	Michael Preston
	Title:	Executive Chairman and Acting CFO

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